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NIKE, INC. REPORTS FISCAL 2018 THIRD QUARTER RESULTS

BEAVERTON, Ore., March 22, 2018 - NIKE, Inc. (NYSE:NKE) today reported financial results for its fiscal 2018 third quarter ended February 28, 2018. Revenue growth was led by international geographies and NIKE Direct globally.

Diluted net loss per share was $0.57, reflecting significantly higher income tax expense from the enactment of the Tax Cuts and Jobs Act (the “Tax Act”). The impact of the Tax Act resulted in one-time provisional charges that reduced diluted earnings per share by $1.25.

“NIKE’s Consumer Direct Offense drove strong double-digit growth across our international geographies, led by Greater China,” said Mark Parker, Chairman, President and CEO, NIKE, Inc. “As we close Q3, we now see a significant reversal of trend in North America, as momentum accelerates through the scaling of new innovation platforms and differentiated NIKE Consumer Experiences expand across the marketplace.”*

Third Quarter Income Statement Review

•	Revenues for NIKE, Inc. increased 7 percent to $9.0 billion, up 3 percent on a currency-neutral basis.**

◦
Revenues for the NIKE Brand were $8.5 billion, up 4 percent on a currency-neutral basis, driven by Greater China, EMEA and APLA, including double-digit growth in NIKE Direct and growth in Sportswear and NIKE Basketball.

◦	Revenues for Converse were $483 million, down 8 percent on a currency-neutral basis, as international and digital growth were more than offset by declines in North America.

•	Gross margin declined 70 basis points to 43.8 percent due primarily to unfavorable changes in foreign currency exchange rates, which were partially offset by lower product costs.

•
Selling and administrative expense increased 11 percent to $2.8 billion. Demand creation expense was $862 million, up 15 percent, primarily driven by higher spend in sports marketing, brand moments and new innovation launches. Operating overhead expense increased 9 percent to $1.9 billion, largely due to higher administrative costs and continued investments in global digital capabilities and the NikePlus membership program.

•	Income before income taxes decreased 12 percent to $1.2 billion as solid revenue growth was more than offset by lower gross margin, higher selling and administrative expense and lower other income.

•
The effective tax rate was 179.5 percent, driven by the Tax Act, which impacted comparability. During the quarter, as a result of enactment of the Tax Act on December 22, 2017, the Company recorded additional income tax expense of $2.0 billion primarily related to the transition tax on our accumulated foreign earnings and the remeasurement of deferred tax assets and liabilities. This amount was recorded as a provisional estimate and is subject to change as the Company completes its analysis during the measurement period, which should not extend beyond one year from the enactment date.

•	Net loss was $921 million and diluted net loss per share was $0.57, driven by the enactment of the Tax Act.

February 28, 2018 Balance Sheet Review

•
Inventories for NIKE, Inc. were $5.4 billion, up 9 percent from February 28, 2017, driven primarily by strengthening demand globally and, to a lesser extent, changes in foreign currency exchange rates.

•
Cash and equivalents and short-term investments were $4.8 billion, $1.4 billion lower than last year as share repurchases, dividends and investments in infrastructure more than offset net income and proceeds from employee exercises of stock options.

Share Repurchases

During the third quarter, NIKE, Inc. repurchased a total of 14.6 million shares for approximately $962 million as part of the four-year, $12 billion program approved by the Board of Directors in November 2015. As of February 28, 2018, a total of 126.4 million shares had been repurchased under this program for approximately $7.2 billion.

Conference Call

NIKE, Inc. management will host a conference call beginning at approximately 2:00 p.m. PT on March 22, 2018, to review fiscal third quarter results. The conference call will be broadcast live via webcast and can be accessed at http://investors.nike.com. For those unable to listen to the live broadcast, an archived version will be available at the same location through 9:00 p.m. PT, March 29, 2018.

About NIKE, Inc.

NIKE, Inc., based near Beaverton, Oregon, is the world’s leading designer, marketer and distributor of authentic athletic footwear, apparel, equipment and accessories for a wide variety of sports and fitness activities. Wholly-owned NIKE, Inc. subsidiary brands include Converse, which designs, markets and distributes athletic lifestyle footwear, apparel and accessories; and Hurley, which designs, markets and distributes surf and youth lifestyle footwear, apparel and accessories. For more information, NIKE, Inc.’s earnings releases and other financial information are available on the Internet at http://investors.nike.com. Individuals can also visit http://news.nike.com and follow @NIKE.

*
The marked paragraph contains forward-looking statements that involve risks and uncertainties that could cause actual results to differ materially. These risks and uncertainties are detailed from time to time in reports filed by NIKE with the Securities and Exchange Commission (SEC), including Forms 8-K, 10-Q and 10-K.

**	See additional information in the accompanying Divisional Revenues table regarding this non-GAAP financial measure.

(Tables Follow)

NIKE, Inc.
CONSOLIDATED STATEMENTS OF INCOME

	THREE MONTHS ENDED		%	NINE MONTHS ENDED		%
(Dollars in millions, except per share data)	2/28/2018	2/28/2017	Change	2/28/2018	2/28/2017	Change
Revenues	$8,984	$8,432	7%	$26,608	$25,673	4%
Cost of sales	5,046	4,682	8%	15,030	14,184	6%
Gross profit	3,938	3,750	5%	11,578	11,489	1%
Gross margin	43.8%	44.5%		43.5%	44.8%

Demand creation expense	862	749	15%	2,594	2,552	2%
Operating overhead expense	1,905	1,747	9%	5,797	5,346	8%
Total selling and administrative expense	2,767	2,496	11%	8,391	7,898	6%
% of revenues	30.8%	29.6%		31.5%	30.8%

Interest expense (income), net	13	19	—	42	41	—
Other (income) expense, net	(1)	(88)	—	35	(168)	—
Income before income taxes	1,159	1,323	-12%	3,110	3,718	-16%
Income tax expense	2,080	182	1,043%	2,314	486	376%
Effective tax rate	179.5%	13.8%		74.4%	13.1%

NET (LOSS) INCOME	$(921)	$1,141	-181%	$796	$3,232	-75%

(Loss) earnings per common share:
Basic	$(0.57)	$0.69	-183%	$0.49	$1.95	-75%
Diluted	$(0.57)	$0.68	-184%	$0.48	$1.91	-75%

Weighted average common shares outstanding:
Basic	1,623.5	1,653.1		1,629.9	1,661.5
Diluted	1,623.5	1,686.3		1,665.7	1,696.4

Dividends declared per common share	$0.20	$0.18		$0.58	$0.52

NIKE, Inc.
CONSOLIDATED BALANCE SHEETS

	February 28,	February 28,	% Change
(Dollars in millions)	2018	2017
ASSETS
Current assets:
Cash and equivalents	$3,662	$4,021	-9%
Short-term investments	1,089	2,139	-49%
Accounts receivable, net	3,792	3,752	1%
Inventories	5,366	4,932	9%
Prepaid expenses and other current assets	1,446	1,361	6%
Total current assets	15,355	16,205	-5%
Property, plant and equipment, net	4,298	3,793	13%
Identifiable intangible assets, net	282	283	0%
Goodwill	139	139	0%
Deferred income taxes and other assets	2,478	2,732	-9%
TOTAL ASSETS	$22,552	$23,152	-3%
LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities:
Current portion of long-term debt	$6	$6	0%
Notes payable	11	23	-52%
Accounts payable	1,961	1,938	1%
Accrued liabilities	3,727	3,228	15%
Income taxes payable	78	76	3%
Total current liabilities	5,783	5,271	10%
Long-term debt	3,469	3,472	0%
Deferred income taxes and other liabilities	3,518	1,687	109%
Redeemable preferred stock	—	—	—
Shareholders' equity	9,782	12,722	-23%
TOTAL LIABILITIES AND SHAREHOLDERS' EQUITY	$22,552	$23,152	-3%

NIKE, Inc.
DIVISIONAL REVENUES[1]
				% Change Excluding Currency Changes[2]				% Change Excluding Currency Changes[2]
	THREE MONTHS ENDED		%		NINE MONTHS ENDED		%
(Dollars in millions)	2/28/2018	2/28/2017	Change		2/28/2018	2/28/2017	Change
North America
Footwear	$2,293	$2,490	-8%	-8%	$6,797	$7,227	-6%	-6%
Apparel	1,153	1,154	0%	0%	3,731	3,744	0%	0%
Equipment	125	138	-9%	-9%	452	492	-8%	-8%
Total	3,571	3,782	-6%	-6%	10,980	11,463	-4%	-4%
Europe, Middle East & Africa
Footwear	1,489	1,271	17%	7%	4,250	3,844	11%	6%
Apparel	713	566	26%	15%	2,199	1,838	20%	15%
Equipment	97	88	10%	0%	327	297	10%	6%
Total	2,299	1,925	19%	9%	6,776	5,979	13%	9%
Greater China
Footwear	939	776	21%	16%	2,493	2,155	16%	14%
Apparel	368	271	36%	30%	1,074	895	20%	19%
Equipment	29	28	4%	-4%	99	100	-1%	-2%
Total	1,336	1,075	24%	19%	3,666	3,150	16%	15%
Asia Pacific & Latin America
Footwear	884	777	14%	12%	2,584	2,382	8%	9%
Apparel	321	278	15%	13%	964	876	10%	11%
Equipment	63	67	-6%	-7%	182	201	-9%	-9%
Total	1,268	1,122	13%	11%	3,730	3,459	8%	8%
Global Brand Divisions[3]	21	19	11%	11%	64	55	16%	15%
TOTAL NIKE BRAND	8,495	7,923	7%	4%	25,216	24,106	5%	3%
Converse	483	498	-3%	-8%	1,374	1,488	-8%	-10%
Corporate[4]	6	11	—	—	18	79	—	—
TOTAL NIKE, INC. REVENUES	$8,984	$8,432	7%	3%	$26,608	$25,673	4%	2%

TOTAL NIKE BRAND
Footwear	$5,605	$5,314	5%	2%	$16,124	$15,608	3%	2%
Apparel	2,555	2,269	13%	9%	7,968	7,353	8%	7%
Equipment	314	321	-2%	-6%	1,060	1,090	-3%	-4%
Global Brand Divisions[3]	21	19	11%	11%	64	55	16%	15%
TOTAL NIKE BRAND REVENUES	$8,495	$7,923	7%	4%	$25,216	$24,106	5%	3%
[1] Certain prior year amounts have been reclassified to conform to fiscal 2018 presentation. This includes reclassified operating segment data to reflect the changes in the Company's operating structure, which became effective June 1, 2017. These changes had no impact on previously reported consolidated results of operations or shareholders' equity.

[2] The percentage change has been calculated using actual exchange rates in use during the comparative prior year period to enhance the visibility of the underlying business trends by excluding the impact of translation arising from foreign currency exchange rate fluctuations, which is considered a non-GAAP financial measure.

[3] Global Brand Divisions revenues are primarily attributable to NIKE Brand licensing businesses that are not part of a geographic operating segment.
[4] Corporate revenues primarily consist of foreign currency hedge gains and losses related to revenues generated by entities within the NIKE Brand geographic operating segments and Converse but managed through our central foreign exchange risk management program.

NIKE, Inc.
EARNINGS BEFORE INTEREST AND TAXES[1,2]

	THREE MONTHS ENDED		%	NINE MONTHS ENDED		%
(Dollars in millions)	2/28/2018	2/28/2017	Change	2/28/2018	2/28/2017	Change
North America	$840	$980	-14%	$2,625	$2,896	-9%
Europe, Middle East & Africa	417	361	16%	1,205	1,159	4%
Greater China	496	381	30%	1,268	1,127	13%
Asia Pacific & Latin America	298	228	31%	849	703	21%
Global Brand Divisions[3]	(649)	(598)	-9%	(1,926)	(1,988)	3%
TOTAL NIKE BRAND	1,402	1,352	4%	4,021	3,897	3%
Converse	69	109	-37%	206	340	-39%
Corporate[4]	(299)	(119)	-151%	(1,075)	(478)	-125%
TOTAL NIKE, INC. EARNINGS BEFORE INTEREST AND TAXES	1,172	1,342	-13%	3,152	3,759	-16%
Interest expense (income), net	13	19	—	42	41	—
TOTAL NIKE, INC. INCOME BEFORE INCOME TAXES	$1,159	$1,323	-12%	$3,110	$3,718	-16%
[1] The Company evaluates performance of individual operating segments based on earnings before interest and taxes (commonly referred to as “EBIT”), which represents net income before interest expense (income), net and income tax expense.

[2] Certain prior year amounts have been reclassified to conform to fiscal 2018 presentation. This includes reclassified operating segment data to reflect the changes in the Company's operating structure, which became effective June 1, 2017. These changes had no impact on previously reported consolidated results of operations or shareholders' equity.

[3] Global Brand Divisions primarily represent demand creation, operating overhead and product creation and design expenses that are centrally managed for the NIKE Brand. Revenues for Global Brand Divisions are primarily attributable to NIKE Brand licensing businesses that are not part of a geographic operating segment.

[4] Corporate consists largely of unallocated general and administrative expenses, including expenses associated with centrally managed departments; depreciation and amortization related to the Company's corporate headquarters; unallocated insurance, benefit and compensation programs, including stock-based compensation; and certain foreign currency gains and losses, including certain hedge gains and losses.